News Release	For immediate release
Zix Corporation Completes Redemption of $1.6 Million of Convertible Notes
DALLAS — Nov 4, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging and e-prescribing solutions and services, today announced it has completed the redemption of $1.6 million principal amount of its convertible notes due 2005-2008 issued to Omicron Master Trust and Amulet Limited.
As of October 31, 2005, the company completed the redemption of an additional $1.6 million principal amount (plus a 5 percent premium and accrued interest, as required by the terms of the convertible notes) of the convertible notes. When aggregated with the previously announced redemption of $2.2 million principal amount of convertible notes, the company has now completed the redemption of a total of $3.8 million principal amount of the $5 million principal amount of convertible notes amount originally required to be redeemed by Oct. 31, 2005. The company and the investors have agreed that the remaining, unredeemed principal balance of $1.2 million is to be redeemed in the near term, and the company anticipates being able to effect the redemption of the remaining $1.2 million amount by November 30, 2005. Under the terms of the convertible notes, the number of shares that the company may actually redeem during any specified redemption period is limited by the trading volume and price of the company’s common stock during the redemption period. The number of shares of company common stock issued in respect of the redemption of the $1.6 million principal amount, plus premium, and accrued interest (aggregating $1.7 million) was approximately 949,000 shares.
Also, as previously reported, the warrants to purchase common stock originally issued to the investors, currently covering 1,073,345 shares of common stock, are required to be amended such that the exercise price for a pro-rata portion of the warrants, based on the portion of the notes redeemed, will be reduced to the average price of the common stock used to redeem the convertible notes. As a result of the recently completed redemption, the exercise price of warrants covering 87,442 shares will be reduced to $1.82 per share. The exercise price of warrants covering 118,671 shares was previously reduced to $2.15 per share as a result of a redemption of the convertible notes previously completed and announced by the company in late September 2005, while the remaining 867,232 warrant shares have an exercise price of $5.59 per share.
About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth service improves patient care, reduces costs, and improves efficiency through an e-prescribing solution. For more information, visit www.zixcorp.com.
ZixCorp Contact: Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
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www.zixcorp.com 2711 N. Haskell Ave. \ Suite 2300, LB 36 \ Dallas, TX 75204 \ phone 214 370 2000 \ fax 214 370 2070